EXHIBIT 8.1

OPINION OF VARNUM LLP REGARDING TAX MATTERS

Bridgewater Place | Post Office Box 352
Grand Rapids, Michigan 49501-0352
 Telephone 616 / 336-6000 | Fax 616 / 336-7000 | www.varnumlaw.com

May 20, 2026

Independent Bank Corporation
4200 East Beltline
Grand Rapids, Michigan 49525

Ladies and Gentlemen:

We have acted as legal counsel to Independent Bank Corporation, a Michigan corporation (“Independent”), in connection with the Agreement and Plan of Merger, dated as of March 18, 2026 (the “Merger Agreement”), by and among Independent and HCB Financial Corporation, a Michigan corporation (“HCB”).

Pursuant to the Merger Agreement, at the Effective Time, HCB will merge with and into Independent (the “Merger”), with Independent surviving the Merger. You have requested our opinion as to whether the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  In providing this opinion, we have reviewed and are relying on, with your permission (without independent investigation or review thereof other than such investigation and review as we have deemed necessary) truth and accuracy, at all relevant times, among other things, the statements, covenants, representations and warranties contained in the following documents (the below list of documents hereinafter collectively referred to as the “Documents”):

1.
The Merger Agreement;

2.
The Registration Statement relating to this Merger on Form S-4 under the Securities Act, including the Prospectus and Proxy Statement contained therein, which will be filed with the SEC (the “Registration Statement”);

3.
Representations and certifications in a certificate provided to us by Independent and in a certificate provided to us by HCB (together, the “Certificates”); and

4.
Such other documents and records that we have deemed necessary or appropriate for purposes of rendering this opinion.

In rendering this opinion, we are expressly relying for purposes of our opinion on the accuracy and truth of facts, information, representations, warranties and covenants contained in the Documents as of the date of this opinion letter (the “Effective Date”). Further, we have assumed, with your permission and without independent investigation that: (i) the factual statements and information contained in the Documents supplied to us are true, correct, and complete, and that there has been no material change with respect to such factual statements or information up to and including the Effective Date; (ii) original documents (including signatures) are authentic; (iii) Documents submitted to us as copies conform to the original documents; and (iv) there has been (or will be by the date of the Merger) due execution and delivery of all Documents where execution and delivery are prerequisites to the effectiveness of those Documents in the form as examined by us and will be binding upon all parties thereto. We further have assumed that the Merger will be consummated in the manner contemplated by the Merger Agreement and in accordance with the Certificates, and that no material condition, transaction, or covenant described therein and affecting this opinion will be breached or waived by either party that could adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Code. We have also assumed that neither party will take any action after the Merger that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Code. Additionally, we have assumed that any statements contained in the Merger Agreement or Certificates that are made as to the “knowledge” of any person or are similarly qualified are and will be true, correct, and complete without such qualification.

The opinion expressed herein is based upon our analysis of the Code, the United States Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (the “IRS”) and judicial decisions, each as in effect as of the Effective Date, and represents our best legal judgment as to the matters addressed herein. Our opinion, however, is not binding on the IRS or the courts. Moreover, the authorities upon which our opinion is based are subject to change, potentially on a retroactive basis, and any such change could affect the opinion rendered herein. As such, no assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. Our opinion is based solely on the documents we have examined, the additional information we have obtained, the assumptions we have made and the representations that have been made to us. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information or any of such assumptions or representations is, or later becomes, inaccurate. We express no opinion as to the tax treatment of the Merger Agreement as to any other party in the merger, nor do we express any opinion as to non-tax issues such as corporate law or securities law matters. In addition, we express no opinion as to the tax treatment of any conditions existing at the time of, or effects resulting from, transactions which are not specifically addressed herein.

We assume no duty or obligation to advise you of changes in law or facts or circumstances that come to our attention after the Effective Date that could affect our opinion. Our opinion is limited to the United States federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed herein, any other United States federal, state, local or foreign income, estate, gift, transfer, sales, use or other tax consequence that may result from the Merger or any other transaction. No ruling has been sought or obtained from the IRS as to the federal income tax consequences of any aspect of the Merger and this opinion is not binding on the IRS or the courts. No assurance is given that the IRS will not take a position contrary to the position reflected in this opinion, or that this opinion will be upheld by the courts if challenged by the IRS.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above, and subject to the foregoing and any other assumptions, limitations, and qualifications specified herein, (i) it is our opinion that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and (ii) we also hereby confirm that the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” subject to the limitations, qualifications, and assumptions described therein, is our opinion with respect to the material United States federal income tax consequences applicable to Independent’s shareholders in the Merger.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Varnum LLP